[Logo of the Financial Accounting
                                                    Standards Foundation (FASF),
                                                  indicating that Advantest is a
                                                                member thereof.]



                      FY2003 Consolidated Financial Results
                     (Prepared in accordance with U.S. GAAP)
                           (Year ended March 31, 2004)


                                                                  April 26, 2004


Company name                                       : Advantest Corporation
                                                     (URL http://www.advantest.co.jp/investors/)
Stock exchanges on which shares are listed         : Tokyo Stock Exchange
Stock code number                                  : 6857
Location of principal office                       : Tokyo Prefecture
Company representative                             : Toshio Maruyama,  Representative Board Director,
                                                     President of Corporate Executive Officers and COO
Contact person                                     : Hiroshi Nakamura, Manager, Accounting Department
                                                     (03) 3342-7500
Date of Board meeting approving the
financial results                                  : April 26, 2004
Application of U.S. GAAP                           : Yes

1.   Consolidated Results of FY2003 Interim (April 1, 2003 through March 31,
     2004)
(1)  Consolidated Financial Results

-----------------------------------------------------------------------------------------------------------
                           Net sales                Operating income        Income before income
                                                                                  taxes
-----------------------------------------------------------------------------------------------------------
                         Million yen         %        Million yen         %      Million yen         %
FY2003                     174,218         78.2          30,960           -       28,878             -
FY2002                      97,740          2.6         (16,743)          -      (18,688)            -
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Ratio of                Ratio of
                                                                                     income before          income before
            Net income        Net income          Net income          Return on     income taxes to         income taxes
                            per share (basic)   per share (diluted)    equity     stockholders' equity      to net sales
-----------------------------------------------------------------------------------------------------------------------------------
            Million yen  %       Yen                Yen                   %                     %                       %
FY2003        17,329     -      176.37             176.02              8.0                  9.4                   16.6
FY2002       (12,994)    -     (131.99)           (131.99)            (5.8)                (6.3)                 (19.1)
-----------------------------------------------------------------------------------------------------------------------------------


Note 1: Equity losses of affiliates was (Y)117 million in FY2003 and (Y)109 million in FY2002.
Note 2:  No change in accounting policy was adopted during these periods.
Note 3: Average number of shares outstanding was 98,250,830 shares during FY2003 and 98,445,111 shares during FY2002.
Note 4: The percentages shown for net sales, operating income, income before income taxes and net income are changes from the previous year.

(2)  Consolidated Financial Position

-------------------------------------------------------------------------------------------------------------------------
                            Total assets         Stockholders' equity     Equity-to-assets ratio   Stockholders' equity
                                                                                                      per share
-------------------------------------------------------------------------------------------------------------------------
                             Million yen             Million yen                     %                    Yen
FY2003                         330,808                  221,768                   67.0                  2,256.59
FY2002                         281,224                  210,663                   74.9                  2,144.23
-------------------------------------------------------------------------------------------------------------------------

Note: Outstanding number of shares at year end was 98,275,640 shares in FY2003 and 98,246,359 shares in FY2002.

(3)  Consolidated Cash Flows

-------------------------------------------------------------------------------------------------------------------------
                           Cash flows from         Cash flows from         Cash flows from          Cash and cash
                        operating activities     investing activities    financing activities   equivalents at end of
                                                                                                        year
-------------------------------------------------------------------------------------------------------------------------
                            Million yen              Million yen             Million yen            Million yen
FY2003                          28,215                 (5,070)                 (6,376)                101,146
FY2002                           4,967                 (8,419)                (14,488)                 87,338
-------------------------------------------------------------------------------------------------------------------------

(4)  Scope of Consolidation and Equity Method
     Number of consolidated subsidiaries:  40
     Number of unconsolidated subsidiaries:  0
     Number of affiliates accounted for under the equity method:  0

(5)  Changes in Scope of Consolidation and Equity Method
     Consolidated subsidiaries
         (Newly included)           3 companies
         (Excluded)                 4 companies
     Affiliates accounted for under the equity method
         (Newly included)           none
         (Excluded)                 1 company

2. Projected Results for FY2004 (April 1, 2004 through March 31, 2005)
--------------------------------------------------------------------------------
                Net sales          Net income before income         Net income
                                         taxes
--------------------------------------------------------------------------------
                Million yen             Million yen             Million yen
FY2004 interim      125,000                  30,000                  18,000
FY2004              250,000                  60,000                  36,000
--------------------------------------------------------------------------------
(Reference)  Projected net income per share for the fiscal year: (Y)366.32

Figures presented in this Earning Digest have been rounded to the nearest million yen.
For a discussion of the assumptions and other factors upon which these projections are based, please refer to "Prospects for the Upcoming Fiscal Year" appearing elsewhere in the document.



         Cautionary Statement with Respect to Forward-Looking Statements

     This document contains "forward-looking statements" that are based on Advantest's current expectations, estimates and projections. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause Advantest's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include: (i) changes in demand for the products and services produced and offered by Advantest's customers, including semiconductors, communications services and electronic goods; (ii) circumstances relating to Advantest's investment in technology, including its ability to timely develop products that meet the changing needs of semiconductor manufacturers and communications network equipment and components makers and service providers; (iii) significant changes in the competitive environment in the major markets where Advantest purchases materials, components and supplies for the production of its products or where its products are produced, distributed or sold; and (iv) changes in economic conditions, currency exchange rates or political stability in the major markets where Advantest procures materials, components and supplies for the production of its principal products or where its products are produced, distributed or sold. A discussion of these and other factors which may affect Advantest's actual results, levels of activity, performance or achievements is contained in the "Operating and Financial Review and Prospects", "Key Information - Risk Factors" and "Information on the Company" sections and elsewhere in Advantest's registration statement on Form 20-F, which is on file with the United States Securities and Exchange Commission.

                                   Advantest Corporation - Consolidated (FY2003)

1.  Management Policy

Advantest's Basic Management Policy
-----------------------------------

         Advantest believes that its mission is to support leading-edge technology at its forefront. Its basic management policy consists of the following elements: increasing corporate value, improving shareholder and customer satisfaction and achieving excellence.

Business Strategy
-----------------

         Advantest is focused on improving operating results through establishing an operating structure that responds timely to market changes, promoting early development of key future technologies and providing timely customer solutions under the concept of "GETsolution". (1) To achieve these objectives, Advantest is driven to further strengthen its product development operations and improve production efficiency by selectively focusing on certain businesses, while strengthening its overseas operations in the U.S., Europe and Asia.

         Further, Advantest seeks to achieve better transparency and strengthen its corporate branding by stressing the importance of corporate social responsibilites, enhancing its disclosure process and compliance system, and addressing environmental as well as human rights issues.

         In October 2001, Advantest launched a company-wide initiative called "Initiative 21". This initiative seeks to promote new ideas and improvement strategies at all levels of the company, from divisions ranging from sales, development and manufacturing to maintenance and administration, with an aim toward strengthening the company's competitiveness. Advantest expects to achieve further growth and fulfill its social mission by having each employee take the initiative to tackle new issues. This initiative will continue into 2004, the year of Advantest 50th anniversary.

    *1 GETsolution (Globally Enabled Total solution) is Advantest's service business designed to provide a set of comprehensive solutions to deal with issues ranging from the design to the delivery of semiconductors.

Target Financial Index
----------------------

         In addition to such indicators of performance as profit margin, ROE and cash flows, Advantest uses "AVA" (Advantest Value Added), a financial index incorporating the concept of EVA (Economic Value Added) (2), to measure its business performance. Advantest will continue to set the minimum return-on-investment ratio ("hurdle rate") for evaluating AVA at 8% and a mid-term target at 12% with an aim to increase corporate value and shareholder value.

    *2   "EVA" is a registered trademark of Stern Steward & Co.

Basic Policy on Distribution of Profits
---------------------------------------

         Advantest believes that shareholder value is premised on the realization of long-term and continued growth in corporate value.

         With respect to the direct distribution of profits, Advantest has adopted a policy of maintaining consistent dividend payouts subject to its financial condition.

         Retained profits are invested in new businesses, research and development, streamlining efforts and overseas expansion to enable the strengthening of its business position and creation of corporate value.

                                     Advantest Corporation-Consolidated (FY2003)

Advantest's Views and Policies on Lowering its Investment Unit
--------------------------------------------------------------

         As part of its capital policy, Advantest has long recognized the importance of increasing the market liquidity of its shares, promoting long-term and stable holding of its shares among investors and expanding its investor base. Back in August 1995, the company reduced the minimum investment unit for its shares from 1000 to 100 shares.

         As Advantest considers the current liquidity level of its shares to be sufficient and expects any further reduction of investment unit to require significant costs, it is cautious about implementing any further reductions and will do so only after careful consideration of prevailing market conditions, business performance, share prices and other factors.

Advantest's Basic View on Corporate Governance; State of Implementation of Corporate Governance
--------------------

(Advantest's Basic View on Corporate Governance)

         Advantest intends to strengthen its global competitiveness by enhancing information disclosure to all stakeholders, including its investors (shareholders) and customers.

(State of Implementation of Corporate Governance)

         In order to ensure timely response to rapid changes in the business environment and to strengthen corporate governance, Advantest reorganized several aspects of its management structure in June 2003, including changes to its Board of Directors and the introduction of the Executive Officer system. The Board of Directors, which consists of 7 members and is the ultimate decision-making body, is in charge of formulating business policies and strategies, as well as monitoring and supervising the company's operations. Executive Officers, on the other hand, are delegated significant authority for executing operations speedily and efficiently.

         Advantest adopts a Board of Corporate Auditors system. In an effort to strengthen internal auditing, Advantest has in June 2003 increased the number of part-time outside auditor from one to two.

         Advantest receives advice from both Japanese and foreign legal counsels as necessary with respect to further improving corporate governance.

         In July 2003, Advantest established the Corporate Social Responsibility Committee ("CSR Committee") to monitor and supervise the Company's activities from the view of corporate social responsibility. The CSR Committee oversees the Disclosure Committee, the Committee on Environmental Conservation, the Information Security Committee and the Human Rights Committee, each of which had until then been operated separately. Furthermore, in January 2004, Advantest set up an Internal Control Committee under the CSR Committee to strengthen the company's internal control mechanism, whose purpose is to ensure (i) management effectiveness and efficiency, (ii) reliablity of financial reporting and (iii) legal and regulatory compliance.

2.  Business Results and Financial Condition

(1)   Business Results

Fiscal Year Results
-------------------

         During the fiscal year, business conditions affecting the Company have been generally very favorable due to an increased appetite for capital expenditures in the semiconductor manufacturing industry, as stimulated by the strong performance of digital consumer products including digital cameras and DVD devices, decreased volatility of DRAM prices, and improved demands for personal computers.

         Under this environment, Advantest made concentrated efforts to increase incoming orders and expand sales through the timely introduction of new products. Advantest and its group companies combined forces in a drive towards improving profitability by shortening production time and improving production efficiency, in part through a reorganization of its manufacturing operations implemented on July 1, 2003 to consolidate certain of its manufacturing subsidiaries under Advantest Manufacturing, Inc., as well as continuing its efforts from the previous fiscal year to reduce fixed costs.

         As a result of the above, Advantest returned to profit as incoming orders increased by 105.9% to (Y)208.9 billion and net sales increased by 78.2% to (Y)174.2 billion, each as compared with the previous fiscal year, while achieving net income before income taxes of (Y)28.8 billion and net income of
(Y)17.3 billion. Overseas sales as a percentage of total sales was 66.7%, as compared to 60.2% in the previous fiscal year.

         In the automated test equipment segment, flash memory testers in the memory tester market performed strongly both domestically and overseas. In addition, DRAM testers experienced solid sales, particularly with respect to new models such as the T5593 high-speed memory tester for next generation DDR memory and general purpose high-speed memory testers, which generated a high level of purchase inquiries both in and outside of Japan.

         In the SoC (System-on-a-chip) and application specific semiconductor testers market, testers for SoC used in mobile phones and digital consumer devices and testers for LCD driver ICs continued their robust sales from the previous fiscal year particularly in Japan and Taiwan. In addition, Advantest has introduced new products aiming at the CCD and in-car device market. Advantest has also launched the T2000 series of new-concept SoC testers based on OPENSTAR(TM), (3) which recorded strong sales in the North American market.

         As a result of the above, incoming orders in the automated test equipment segment increased by 118.9% to (Y)195.4 billion while net sales of the segment increased by 89.4% to (Y)160.8 billion, each as compared with the previous fiscal year. Overseas sales as a percentage of total sales in the automated test equipment segment was 70.2%, as compared to 65.4% in the previous fiscal year.

         In the measuring instrument segment, business conditions continued to be severe due to delays in the recovery of demand in the communication market in general, despite certain market, such as the wireless LAN market, performing well in the wireless communications related market. In this segment, despite efforts to introduce new products based on the WMT (4) platform, including a high-performance signal analyzer for next generation mobile communication, full-fledged recovery was not seen in sales or profits.

         As a result of the above, incoming orders in the measuring instrument segment increased by 10.8% to (Y)13.4 billion while net sales of the segment increased by 4.2% to (Y)13.3 billion, each as compared with the previous fiscal year. Overseas sales as a percentage of total sales in the measuring instrument segment was 25.2%, as compared to 25.8% in the previous fiscal year.

                                     Advantest Corporation-Consolidated (FY2003)

         However, the measuring instrument segment has faced operating deficits in the two preceding fiscal years and, despite Advantest's restructuring efforts, did not return to profitability in the current fiscal year, with no such prospects for the foreseeable future. Therefore, Advantest has made a determination to recognize an impairment charge on long-lived assets of this segment and recorded a charge in the aggregate amount of (Y)3.0 billion, which was included in operating expense of this fiscal year.

         For further information on the prospects of the measuring instrument segment, please refer to the section entitled "Prospects for the Upcoming Fiscal Year".

     *3 OPENSTAR (TM) - The name of an open architecture standard published by the Semiconductor Test Consortium, Inc.

     *4 WMT (Wizard of Module Test) is a common platform proprietarily developed by Advantest for measuring instruments.

         On August 1, 2003, Advantest and certain of its consolidated domestic subsidiaries received approval from the Minister of Health and Labor to be exempted from future benefit obligations related to the substitutional portion of its Welfare Pension Plan as part of the transfer of its Welfare Pension Plan to the Japanese government pursuant to the Defined Benefit Corporate Pension Law. Advantest and these consolidated domestic subsidiaries expect to recognize, on the day of transfer of the substitutional portion, the full amount of any loss or gains resulting therefrom in accordance with EITF Issue No. 03-2, "Accounting for the Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities". As a result, Advantest does not expect the transfer to have any impact on its results of the fiscal year.

         On December 16, 2003, Advantest acquired 100% ownership of its subsidiary, Japan Engineering Co., Ltd., through a simplified share exchange against delivery of Advantest's treasury stock.

[Distribution of Profits]

         Advantest succeeded in returning to profits this fiscal year after two years of deficits. Nonetheless, business conditions are still not in a state to permit general optimism. Based on the profit distribution policy described above and as stated in its revised dividend forecast issued on March 5, 2004, Advantest expects to propose to the 62nd General Shareholders' Meeting a year-end dividend of (Y)25 per share, which, together with the interim dividend of (Y)15 per share already paid, amounts to a fiscal-year total of (Y)40 per share (as compared to (Y)30 per share in the previous fiscal year).

Prospects for the Upcoming Fiscal Year
--------------------------------------

         With respect to business conditions in the upcoming fiscal year, Advantest expects to see a continuing increase in demand for digital consumer devices as well as a solid increase in semiconductor demand in light of the recovery of the personal computer market and expansion of the third-generation mobile phone market. In addition, Advantest expects an increase in capital expenditures by semiconductor manufacturers resulting from investments relating to 300mm wafers and the transition to a generation of memory devices. Notwithstanding the existence of certain factors that may have a negative impact, such as the strengthening of yen and the prospects for economic recovery, Advantest expects the business environment to improve in general.

                                     Advantest Corporation-Consolidated (FY2003)


         In order to respond to these expected increases in demand, Advantest plans to implement a number of measures aimed at furthering its profitability, including plans to increase sales through the timely introduction of new products that meet market needs, as well as its continued efforts to shorten time-to-delivery through improvements in manufacturing efficiency and to reduce costs.
         As a result of the above, net sales for the upcoming fiscal year are currently estimated to increase by 43.5% to (Y)250.0 billion, while net income before income taxes is estimated to increase by 107.8% to (Y)60.0 billion and net income by 107.7% to (Y)36.0 billion, each as compared with the current fiscal year.

         In connection with the regrouping and reorganization, as described below, of the Company's business in FY2004, Advantest plans to reclassify and regroup its two reportable segments of "automated test equipment" and "measuring instruments" into the following three new segments - "semiconductor and component test system", "mechatronics system" and "services, support and others".

         The measuring instrument segment, which has historically been one of Advantest's reportable segments, has suffered poor results with grim prospects for recovery. Therefore, Advantest has undertaken a fundamental review of this segment, and made the decision to reorganize the segment by selectively focusing on certain of its existing businesses, centering on the act of "measurement", which is the basic pillar of the company's business.

         The first segment of "semiconductor and component test system" focuses on the markets for semiconductors and electronic parts. This segment combines Advantest's product lines of memory testers, SoC testers and application specific semiconductor testers with certain measuring instrument product lines, as well as incorporating the constituent technologies, sophisticated engineering teams and other resources developed in the measuring instrument business.

         The second segment of "mechatronics system" focuses on peripheral devices used for "measurement", which shall include handlers, which are used for the purpose of factory automation, device interfaces, which serve as interface with devices to be measured, and nano-techonology related operations.

         The last segment of "services, support and others" shall consist of solutions provided in connection with the above businesses, support services, and the equipment lease business.

         As for the prospects of each of the new business segments, the semiconductor and component test system segment is expected to experience further increases in demand, as a number of new products are scheduled to be introduced in the memory tester markets and semiconductor manufacturers are expected to make investments to expand manufacturing capacity. In addition, in the SoC and application specific semiconductor testers market, strong sales are expected to continue for testers for SoCs used in digital consumer electronic devices and testers for LCD driver ICs, while the T2000 series testers are expected to contribute to profitability in light of increased demand and introduction of new modules. Further, products for the CCD and in-car device markets are expected to experience increased demand generated by the introduction of a range of new products. Net sales for this segment is forecasted to be (Y)180.0 billion.

         In the mechatronics system segment, strong sales are expected to continue for products capable of simultaneously handling a large number of devices and products equipped with cooling functions. Net sales for this segment is forecasted to be (Y)50.0 billion.

         Net sales for the services, support and others segment is forecasted to be (Y)20.0 billion.

[Profit Distribution Forecast]

         Based on the prospects for the upcoming fiscal year and the profit distribution policy described above, Advantest expects to pay dividends of (Y)50 per share for the upcoming fiscal year (including an interim dividend of (Y)25 per share), which represents an increase of (Y)10 as compared to the current fiscal year.

                                     Advantest Corporation-Consolidated (FY2003)

(2)  Financial Condition

         Cash and cash equivalents held at March 31, 2004 were (Y)101.1 billion, an increase of (Y)13.8 billion from March 31, 2003.

         Significant cash flows during this fiscal year and their causes are described below.

         Net cash provided by operating activities was (Y)28.2 billion. This amount was primarily attributable to a net income of(Y)17.3 billion and an increase in accounts payable of(Y)29.1 billion.

         Net cash used in investment activities were an outflow of(Y)5.0 billion. This amount was primarily attributable to capital expenditures of
(Y)5.4 billion, including capital expenditures related to equipment for leasing.

         Net cash used in financing activities was (Y)6.3 billion. This amount was primarily attributable to dividend payments in the amount of (Y)2.4 billion, the repayment of long-term debt in the amount of (Y)2.2 billion and the repayment of the obligations of a newly consolidated subsidiary in the amount of
(Y)1.5 billion.

         The following table illustrates the historical movements of certain cash flow indexes:

                                                Year ended March 31,
                                         2000     2001     2002     2003    2004
Stockholders' equity ratio(%)            66.9     65.8     78.3     74.9    67.0
Stockholders' equity ratio based
   on market prices(%)                  674.8    304.0    311.4    147.4   253.4
Debt to annual cash flow ratio            1.8      1.1      3.0      5.4     0.9
Interest coverage ratio               3,057.3  4,116.4  1,703.0  1,013.7 5,965.1
---------------------------
*Stockholders' equity ratio: stockholders' equity / total assets
*Stockholders' equity ratio based on market prices: market capitalization / total assets
*Debt to annual cash flow ratio: interest-bearing liabilities / operating cash flows
*Interest coverage ratio: operating cash flows / interest payments

(Notes)  1.  These indexes are calculated using U.S. GAAP figures.
         2.  Operating cash flows are the cash flows provided by operating activities on the consolidated statements of cash flows.
         3.  Interest-bearing liabilities include all liabilities on the consolidated balance sheets that incur interests.

                                   Advantest Corporation - Consolidated (FY2003)

Consolidated Financial Statements, etc.

Consolidated Balance Sheets

--------------------------------------------------------------------------------------------------------------------
                                                                   FY2002                        FY2003
                                                           (As of March 31, 2003)        (As of March 31, 2004)
--------------------------------------------------------------------------------------------------------------------
                                                             Amount       Percentage       Amount       Percentage
                                                  Notes (in million yen)     (%)      (in million yen)     (%)
--------------------------------------------------------------------------------------------------------------------

                   (Assets)
   Cash and cash equivalents                                     87,338                       101,146
   Trade accounts receivable, less allowance      *1             42,921                        76,133
   for doubtful accounts
   Inventories                                                   34,995                        49,423
   Deferred tax assets                                           13,875                        24,223
   Other current assets                                           2,886                         4,837
                                                       -------------------           -------------------
     Total current assets                                       182,015       64.7            255,762       77.3
   Investment securities                        Note 4            6,928        2.5              7,952        2.4
   Property, plant and equipment, net            *2 *3           55,431       19.7             50,516       15.3
   Deferred tax assets                                           27,827        9.9              9,599        2.9
   Intangible assets, at cost, less                               5,291        1.9              3,756        1.1
   accumulated amortization
   Other assets                                                   3,732        1.3              3,223        1.0
                                                       -------------------           -------------------
      Total assets                                              281,224      100.0            330,808      100.0
                                                       -------------------           -------------------
                  (Liabilities)
   Current installments of long-term debt         *3              2,243                         4,543
   Trade accounts payable                                        10,787                        38,214
   Income taxes payable                                           1,949                         3,845
   Accrued expenses                                               6,443                         8,939
   Accrued warranty expenses                                      2,396                         3,121
   Deferred revenue                                               1,361                         4,543
   Other current liabilities                                      3,219                         3,406
                                                       -------------------           -------------------
     Total current liabilities                                   28,398       10.1             66,611       20.1
   Long-term debt, excluding current              *3             24,626        8.8             20,083        6.1
   installments
   Accrued pension and severance cost                            14,219        5.0             18,348        5.6
   Other long-term liabilities                                    3,006        1.1              3,411        1.0
                                                       -------------------           -------------------
     Total liabilities                                           70,249       25.0            108,453       32.8
                                                       -------------------           -------------------

                                     Advantest Corporation-Consolidated (FY2003)


--------------------------------------------------------------------------------------------------------------------
                                                                   FY2002                        FY2003
                                                           (As of March 31, 2003)        (As of March 31, 2004)
--------------------------------------------------------------------------------------------------------------------
                                                             Amount       Percentage       Amount       Percentage
                                                  Notes (in million yen)      (%)     (in million yen)     (%)
--------------------------------------------------------------------------------------------------------------------
              (Minority interests)
   Minority interests                                               312        0.1                587        0.2

             (Stockholders' equity)
   Common stock                                                  32,363       11.5             32,363        9.8
   Capital surplus                                               32,973       11.7             32,973       10.0
   Retained earnings                                            162,547       57.8            177,404       53.5
   Accumulated other comprehensive income         *4             (4,055)      (1.4)            (8,061)      (2.4)
   (loss)
   Treasury stock                                               (13,165)      (4.7)           (12,911)      (3.9)
                                                       -------------------            ------------------
     Total stockholders' equity                                 210,663       74.9            221,768       67.0
                                                       -------------------            ------------------
     Total liabilities and stockholders' equity                 281,224      100.0            330,808      100.0
                                                       -------------------            ------------------




  (Notes)
--------------------------------------------------------------------------------------------------------------------
                                                                   Amount                        Amount
                                                              (in million yen)              (in million yen)
--------------------------------------------------------------------------------------------------------------------
   *1. Allowance for doubtful accounts                            1,240                         2,464
--------------------------------------------------------------------------------------------------------------------
   *2. Accumulated depreciation on property, plant               67,028                        64,533
       and equipment
--------------------------------------------------------------------------------------------------------------------
   *3. Collateralized assets and secured obligations
       Property, plant and equipment                                415                           403
       Obligations secured by the above                              53                            38
--------------------------------------------------------------------------------------------------------------------
   *4. Accumulated other comprehensive income (loss)
       Foreign currency translation adjustment                   (4,111)                       (8,087)
       Net unrealized gain (loss) on                                 56                         1,422
       available-for-sale securities
       Minimum pension liability Adjustment                          --                        (1,396)
--------------------------------------------------------------------------------------------------------------------
   5. Net assets per share (in yen)                            2,144.23                      2,256.59
--------------------------------------------------------------------------------------------------------------------

                                     Advantest Corporation-Consolidated (FY2003)

       Consolidated Statements of Income
--------------------------------------------------------------------------------------------------------------------
                                                                   FY2002                        FY2003
                                                           (April 1, 2002 through        (April 1, 2003 through
                                                              March 31, 2003)               March 31, 2004)
--------------------------------------------------------------------------------------------------------------------
                                                 Notes        Amount        Percentage      Amount        Percentage
                                                         (in million yen)      (%)     (in million yen)      (%)
--------------------------------------------------------------------------------------------------------------------
 Net sales                                                           97,740    100.0              174,218    100.0
 Cost of sales                                                       56,551     57.9               85,513     49.1
                                                                  -----------                   -----------
   Gross profit                                                      41,189     42.1               88,705     50.9
 Research and development expenses                                   23,615     24.1               21,637     12.4
 Selling, general and administrative expenses                        34,317     35.1               36,108     20.7
                                                                  -----------                   -----------
   Operating income (loss)                                         (16,743)   (17.1)               30,960     17.8
 Other income (expense):
   Interest and dividends income                             407                           339
   Interest expense                                         (490)                         (469)
   Minority interests                                       (107)                         (214)
   Equity in earnings (losses) of affiliates                (109)                         (117)
   Other                                                  (1,646)   (1,945)    (2.0)    (1,621)   (2,082)    (1.2)
                                                       ----------------------        ----------------------
   Income (loss) before income taxes                               (18,688)   (19.1)               28,878     16.6
 Income taxes                                                       (5,694)    (5.8)               11,549      6.6
                                                                  -----------                   -----------
   Net income (loss)                                               (12,994)   (13.3)               17,329     10.0
                                                                  -----------                   -----------




-------------------------------------------------------------------------------
                                            FY2002                   FY2003
                                        (April 1, 2002           (April 1, 2003
                                           through                   through
                                       March 31, 2003)          March 31, 2004)
--------------------------------------------------------------------------------
                            Notes           Amount                   Amount
                                           (in yen)                 (in yen)
--------------------------------------------------------------------------------
  Net income per share
    (Net loss per share)
    Basic                                   (131.99)                  176.37
    Diluted                                 (131.99)                  176.02
--------------------------------------------------------------------------------

                                     Advantest Corporation-Consolidated (FY2003)

       Consolidated Statements of Stockholders' Equity
--------------------------------------------------------------------------------------------------------------------
                                                                   FY2002                        FY2003
                                                           (April 1, 2002 through        (April 1, 2003 through
                                                               March 31, 2003)               March 31, 2004)
--------------------------------------------------------------------------------------------------------------------
                                                                   Amount                        Amount
                                                  Notes       (in million yen)              (in million yen)
--------------------------------------------------------------------------------------------------------------------
  Common stock :
    Balance at beginning of year                                          32,363                        32,363
                                                       -------------------------------------------------------------
    Balance at end of year                                                32,363                        32,363
                                                       -------------------------------------------------------------
  Capital surplus :
    Balance at beginning of year                                          32,973                        32,973
                                                       -------------------------------------------------------------
    Balance at end of year                                                32,973                        32,973
                                                       -------------------------------------------------------------
  Retained earnings :
    Balance at beginning of year                                         178,998                       162,547
    Net income (loss)                                                   (12,994)                        17,329
    Cash dividends                                                       (3,457)                       (2,456)
    Loss on disposal of treasury stock                                       --                           (16)
                                                       -------------------------------------------------------------
    Balance at end of year                                               162,547                       177,404
                                                       -------------------------------------------------------------
  Accumulated other comprehensive income
  (loss) :
    Balance at beginning of year                                         (1,184)                       (4,055)
    Other comprehensive income (loss), net of                            (2,871)                       (4,006)
    tax
                                                       -------------------------------------------------------------
    Balance at end of year                                               (4,055)                       (8,061)
                                                       -------------------------------------------------------------
  Treasury stock :
    Balance at beginning of year                                         (2,434)                      (13,165)
    Treasury stock purchased                                            (10,731)                          (32)
    Exercise of stock options                                                --                            180
    Decrease in treasury stock upon share                                    --                            105
       exchange
    Treasury stock sold                                                      --                              1
                                                       -------------------------------------------------------------
    Balance at end of year                                              (13,165)                      (12,911)
                                                       -------------------------------------------------------------
      Total stockholders' equity                                         210,663                       221,768
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
  Disclosure of comprehensive income (loss) :
    Net income (loss)                                                   (12,994)                        17,329
    Other comprehensive income (loss), net of                            (2,871)                       (4,006)
    tax
                                                       -------------------------------------------------------------
    Total comprehensive income (loss)                                   (15,865)                        13,323
--------------------------------------------------------------------------------------------------------------------

                                     Advantest Corporation-Consolidated (FY2003)

       Consolidated Statements of Cash Flows

--------------------------------------------------------------------------------------------------------------------
                                                                   FY2002                        FY2003
                                                           (April 1, 2002 through        (April 1, 2003 through
                                                              March 31, 2003)               March 31, 2004)
--------------------------------------------------------------------------------------------------------------------
                                                                   Amount                        Amount
                                                              (in million yen)              (in million yen)
--------------------------------------------------------------------------------------------------------------------
  I Cash flows from operating activities:
      Net income (loss)                                                 (12,994)                        17,329

      Adjustments to reconcile net income (loss) to
      net cash provided by operating activities:
        Depreciation and amortization                                     10,942                         9,328
        Deferred income taxes                                            (8,012)                         6,703
        Impairment loss on long-lived assets                                 --                          3,030
        Decrease (increase) in trade accounts                           (10,927)                      (35,285)
           receivable
        Decrease (increase) in inventories                                17,415                      (14,570)
        Increase (decrease) in trade accounts payable                      6,963                        29,190
        Increase (decrease) in income taxes payable                        1,878                         1,997
        Increase (decrease) in accrued expenses                          (2,198)                         2,518
        Increase (decrease) in accrued warranty                            (440)                           709
           expenses
        Increase (decrease) in deferred revenue                              489                         3,441
        Increase (decrease) in accrued pension and                         1,022                         2,639
           severance cost
        Other                                                                829                         1,186
                                                       -------------------------------------------------------------
          Net cash provided by operating activities                        4,967                        28,215
                                                       -------------------------------------------------------------
  II Cash flows from investing activities:
      Proceeds from sale of marketable securities                             --                           323
      Proceeds from sale of non-marketable securities                          7                           387
      Purchases of non-marketable securities                             (1,000)                       (1,288)
      Proceeds from sale of property, plant and                              583                           435
      equipment
      Purchases of intangible assets                                       (947)                         (358)
      Purchases of property, plant and equipment                         (6,827)                       (5,068)
      Other                                                                (235)                           499
                                                       -------------------------------------------------------------
        Net cash used in investing activities                            (8,419)                       (5,070)
                                                       -------------------------------------------------------------
  III Cash flows from financing activities:
       Principal payments on long-term debt                                 (42)                       (2,243)
       Payments to acquire treasury stock                               (10,733)                          (31)
       Dividends paid                                                    (3,453)                       (2,462)
       Payments on obligations of a newly                                    --                        (1,568)
         consolidated subsidiary
       Other                                                               (260)                          (72)
                                                       -------------------------------------------------------------
        Net cash used in financing activities                           (14,488)                       (6,376)
                                                       -------------------------------------------------------------
  IV Net effect of exchange rate changes on cash and                       (654)                       (2,961)
        cash equivalents
                                                       -------------------------------------------------------------
  V  Net change in cash and cash equivalents                            (18,594)                        13,808
  VI Cash and cash equivalents at beginning of year                      105,932                        87,338
                                                       -------------------------------------------------------------
  VIICash and cash equivalents at end of year                             87,338                       101,146
                                                       -------------------------------------------------------------

                                     Advantest Corporation-Consolidated (FY2003)

Organization of the Advantest Group

                           Customers and Distributors

-------------------------------------------------------------------------------
                        Automated Test Equipment Segment
-------------------------------------------------------------------------------
Manufacturing Companies               Sales Companies

Advanmechatec Co., Ltd.               Advantest America, Inc.
Advantest DI Corporation              Advantest (Europe) GmbH
                                      Advantest (Singapore) Pte. Ltd.
                                      Advantest Taiwan Inc.

Engineering Service Companies         Engineering Service Companies

Advansoft Development Corporation     Advantest Taiwan Engineering Inc.
Advantest Tokyo Systems Co., Ltd.     Advantest Korea Co., Ltd.
Advantest Tohoku Systems Co., Ltd.    Advantest (Malaysia) Sdn. Bhd.
Advantest Kansai Systems Co., Ltd.    Advantest Philippines, Inc.
Advantest Kyushu Systems Co., Ltd.    Advantest (Suzhou) Co., Ltd.
                                      Advantest Shanghai Co., Ltd.

Manufacturing and Sales Company       Manufacturing Company

Japan Engineering Co., Ltd.           Advantest Engineering (M) Sdn. Bhd.

                                      Development Company

                                      Advantest America R&D Center, Inc.
-------------------------------------------------------------------------------
                                  All Segments
-------------------------------------------------------------------------------
Research and Development Company     Regional Supervisory Company

Advantest Laboratories Co., Ltd.     Advantest America Corporation (Holding Co.)

Leasing Company                      Service and Other Companies

Advantest Finance Inc.               Advantest International Europe B.V.
                                     Advantest Finance UK Limited

Used Product Sales Company

Electronic Retrofit Corporation

Engineering Service Company

Advantest Customer Support Corporation

Manufacturing Companies

Advantest Manufacturing, Inc.
Advanmicrotec Co., Ltd.

Logistics Company

Advantest Logistics Co., Ltd.

Service and Other Companies

Advanfacilities Co., Ltd.
Advantest Technical Information
  Service Corporation
Advantest Analysis Laboratory Ltd.
Advantest Staff Resource Corporation
Advantest Media Service Corporation
Advantest Academy
Adantest Information Systems, Inc.
-------------------------------------------------------------------------------
                          Measuring Instrument Segment
-------------------------------------------------------------------------------

Development Company                 Sales Company

Advantest RF Technology             Advantest America Measuring Solutions, Inc.
   Corporation

                                    Development Company

                                    Advantest Europe R&D S.A.R.L.
-------------------------------------------------------------------------------
              Domestic                             Overseas
-------------------------------------------------------------------------------

Consolidated subsidiaries: 23 domestic;     Equity method subsidiaries: none
   17 overseas; 40 total

:  Main flow of products and services

                                     Advantest Corporation-Consolidated (FY2003)


                 Notes to the Consolidated Financial Statements
                 ----------------------------------------------

(Note 1) Accounting Principles, Procedures and the Presentation of the Consolidated Financial Statements

(a) Terminology, Form and Method of Preparation of the Consolidated Financial Statements

         Advantest prepares these consolidated financial statements in accordance with the accounting principles, procedures, terminology, form and mode of preparation required in the U.S. in connection with its issuance of American Depository Shares as established under Accounting Research Bulletins ("ARB"), Accounting Principles Board ("APB") statements, Statements of Financial Accounting Standards ("SFAS") and other relevant sources. However, Advantest Corporation and its consolidated subsidiaries prepare their unconsolidated financial statements in accordance with accounting principles generally accepted in the country of their domicile. Certain adjustments and reclassifications have been incorporated in the accompanying consolidated financial statements to present them in conformity with accounting principles generally accepted in the U.S.

(b) The Preparation of Consolidated Financial Statements and Registration with the U.S. Securities and Exchange Commission

         Advantest Corporation began listing on the New York Stock Exchange on September 17, 2001 (local time) by means of an issuance of American Depository Shares, and is registered with the U.S. Securities and Exchange Commission on Form 20-F (equivalent to the Annual Securities Report in Japan) since FY2001. In connection with the registration on Form 20-F, Advantest prepares consolidated financial statements in accordance with U.S. GAAP.

(c) Scope of Consolidation and Application of the Equity Method

         Advantest's consolidated financial statements include financial statements of Advantest Corporation and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

         The following table sets forth the number of consolidated subsidiaries and equity method affiliates of Advantest:

--------------------------------------------------------------------------------
                                FY2002                FY2003
                           (As of March 31,      (As of March 31,      Increase
                                 2003)                 2004)          (decrease)
--------------------------------------------------------------------------------
   Domestic                        21                   23                2
   Overseas                        20                   17               (3)
Consolidated subsidiaries          41                   40               (1)
Equity method affiliates            1                    0               (1)
Total                              42                   40               (2)

                                     Advantest Corporation-Consolidated (FY2003)

     Changes in the scope of consolidation:

          Newly included (3):         Advantest RF Technology Corporation *1
                                      Advantest Information Systems, Inc. *2
                                      Japan Engineering Co., Ltd. *3
          Excluded (4):               Advantest Instruments Co., Ltd. *4
                                      Advantest America Design Center, Inc.*5
                                      Advantest (Singapore) Pte. Ltd.*6
                                      Advantest Test Engineering Corporation*7

     Changes in the scope of application of equity method:

          Excluded (1):               Japan Engineering Co., Ltd. *3


     *1 Advantest RF Technology Corporation was established on April 1, 2003 as a subsidiary to develop measuring instruments.
     *2 Advantest Information Systems, Inc. was established on July 1, 2003 by spinning off Advantest's information system operations.
     *3 Japan Engineering Co., Ltd. became a wholly-owned subsidiary of Advantest upon the consummation of a share subscription by Advantest of Japan Engineering's new shares on August 5, 2003, and an acquisition by Advantest of all remaining interests in Japan Engineering by means of a share exchange on December 16, 2003.
     *4 Advantest Instruments Co., Ltd. was merged into Advanelectron Co., Ltd. on July 1, 2003 as part of an initiative to consolidate Advantest's manufacturing operations. In addition, Advanelectron Co., Ltd. has changed its registered name to Advantest Manufacturing, Inc.
     *5    Advantest America Design Center, Inc. closed operation on June 30,
           2003.
     *6 Advantest (Singapore) Pte. Ltd. was consolidated with Advantest's Asian regional supervisory subsidiary, Advantest Asia Pte. Ltd., on October 1, 2003. Further, the registered name of Advantest Asia Pte. Ltd. has been changed to Advantest (Singapore) Pte. Ltd.
     *7 Advantest Test Engineering Corporation was merged into Advantest America R&D Center, Inc. on March 19, 2004 with a view to streamline management.


(Note 2) Summary of Significant Accounting Policies and Practices

         There was no change in accounting practices.

         However, Advantest has adopted the following accounting standards effective from this fiscal year.

         In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently allocated to expense over the asset's useful life. Advantest adopted the provisions of SFAS No. 143 on April 1, 2003. The effect on Advantest's consolidated financial statements is insignificant.

         In December 2002, the Emerging Issues Task Force reached a final consensus on Issue No. 00-21 ("EITF 00-21"), "Revenue Arrangements with Multiple Deliverables". EITF 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, separate contracts with the same entity or related parties that are entered into at or near the same time are presumed to have been negotiated as a package and should, therefore, be evaluated as a single arrangement in considering whether there are one or more units of accounting. That presumption may be overcome if there is sufficient evidence to the contrary. EITF 00-21 also addresses how consideration should be measured and allocated to the separate units of accounting in the arrangement. Advantest adopted the provisions of EITF 00-21 for the transactions entered into on and after July 1, 2003. The effect on Advantest's consolidated financial statements is insignificant.

         On August 1, 2003, Advantest and certain of its consolidated domestic subsidiaries received approval from the Minister of Health and Labor to be exempted from obligation for benefits related to future employee service under the substitutional portion of its Employees' Pension Fund plans as part of the transfer of its Employees' Pension Fund plans to the Japanese government pursuant to the Defined Benefit Corporate Pension Law. Advantest and these consolidated domestic subsidiaries expect to recognize, upon completion of the transfer to the government of the substitutional portion, any loss or gains resulting therefrom in accordance with EITF Issue No. 03-2, "Accounting for the Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities". As a result, Advantest does not expect the transfer to have any effect on its results of this fiscal year 2003.


(Note 3) Reclassifications

         Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the presentation used for the year ended March 31, 2004.


(Note 4) Investment Securities

         Marketable securities consist of equity securities with an aggregate fair value of (Y)1,327 million and (Y)4,311 million, gross unrealized gains, which are determined based on the specific-identification method, of (Y)182 million and (Y)2,093 million, gross unrealized losses of (Y)28 million and (Y)1 million, and acquisition cost of (Y)1,173 million and (Y)2,238 million as of March 31, 2003 and 2004, respectively.

         Gross realized gains were (Y)224 million for the year ended March 31, 2004. Gross realized losses were (Y)1,876 million and (Y)1,455 million for the years ended March 31, 2003 and 2004, respectively. Gross realized gains and losses are principally included in "other" of cash flows from operating activities in the consolidated statements of cash flows.

         Advantest maintains long-term investment securities, included in marketable securities and other investments, issued by nonpublic companies, which are recorded at cost. In addition, the fair values of such securities were not readily determinable.

                                     Advantest Corporation-Consolidated (FY2003)


(Note 5) Basic and diluted net income (loss) per share

         Basic and diluted net income (loss) per share was computed as follows:

                                                  FY2002
                                                ----------

       Numerator:
          Net income (loss)                       (12,994)  million
                                                ----------

       Denominator:
          Basic weighted average shares         98,445,111  shares
          Dilutive effect of exercise                    -  shares
            of stock option and warrants
                                                ----------

          Diluted weighted average shares       98,445,111  shares
                                                ----------


                                                  FY2003
                                                ----------

       Numerator:
          Net income                                17,329  million
                                                ----------

       Denominator:
          Basic weighted average shares         98,250,830  shares
          Dilutive effect of exercise              195,306  shares
            of stock option and warrants
                                                ----------

          Diluted weighted average shares       98,446,136  shares
                                                ----------


         At March 31, 2003 and 2004, stock options and warrants representing, upon exercise, 1,113,800 shares and 329,500 shares, respectively, were outstanding but were not included in the computation for net income per share (diluted) because the foregoing did not have any dilutive effect.

                                       Advantest Corporation-Consolidated FY2003

(Segment Information)

1. Business Segment Information

                                                                                                                (In million yen)

                                                                FY2002                                       FY 2003
                                           (April 1, 2002 through    Percentage         (April 1, 2003 through       Percentage
                                               March 31, 2003)           (%)                March 31, 2004)              (%)

Automated test equipment

   Net sales to unaffiliated customers             84,910               100.0                   160,855                 100.0
   Operating income (loss)                            465                 0.5                    48,562                  30.2
   Expenditures for additions to
      long-lived assets                             5,844                                         5,166
   Depreciation and amortization                    7,269                                         6,439
   Total assets                                   138,114                                       200,833


Measuring instruments

   Net sales to unaffiliated customers             12,830               100.0                    13,363                 100.0
   Operating income (loss)                         (7,939)              (61.9)                   (9,053)                (67.7)
   Expenditures for additions to
      long-lived assets                               648                                           254
   Depreciation and amortization                    1,236                                           777
   Total assets                                    18,332                                        10,838

Elimination and Corporate

  Net sales to unaffiliated customers                   -                   -                          -                   -
  Operating income (loss)                          (9,269)                  -                     (8,549)                  -
  Expenditures for additions to
     long-lived assets                              1,072                                            201
  Depreciation and amortization                     2,437                                          2,112
  Total assets                                    124,778                                        119,137

Consolidated

  Net sales to unaffiliated customers              97,740               100.0                     174,218               100.0
  Operating income (loss)                         (16,743)              (17.1)                     30,960                17.8
  Expenditures for additions to
     long-lived assets                              7,564                                           5,621
  Depreciation and amortization                    10,942                                           9,328
  Total assets                                    281,224                                         330,808



(Notes)  1.   Adjustments to operating income (loss) in Corporate principally represent corporate general and administrative expenses and research and development expenses related to fundamental research activities that are not allocated to operating segments.

         2. Total assets included in Corporate consist of cash and cash equivalents, assets for general corporate use and assets used for fundamental research activities, which are not allocated to reportable segments.

2. Geographic Segment Information (Based on Location of Customers)

                                                               (In million yen)

                                     FY2002                        FY 2003
                       (April 1, 2002               (April 1, 2003
                           through      Percentage    through         Percentage
  Net Sales            March 31, 2003)      (%)     March 31, 2004)       (%)

  North America             8,666             8.9        16,264          9.3
  Europe                    8,940             9.1        10,401          6.0
  Asia                     41,261            42.2        89,563         51.4
       Overseas total      58,867            60.2       116,228         66.7
  Japan                    38,873            39.8        57,990         33.3
       Consolidated        97,740           100.0       174,218        100.0


(Cautionary Statement Regarding the Presentation of Notes)

In order to enable timely disclosure of business results, certain notes have been omitted. These notes will be presented as a "Supplement to the Earnings Release" as soon as they become available.

                         Advantest Corporation-Supplemental Information (FY2003)

Supplemental Information to the FY2003 Earnings Digest

     * All consolidated figures were prepared in accordance with U.S. GAAP.


1. Summary of FY2003 Results (April 1, 2003 through March 31, 2004)



(Consolidated)             (In billion yen; truncated after the hundred million)

                                                 Increase/      Percentage
                         FY2002     FY2003       Decrease        change (%)

Net sales                  97.7      174.2         76.4             78.2
Operating income (loss)   (16.7)      30.9         47.7                -
Income (loss) before
  income taxes            (18.6)      28.8         47.5                -
Net income (loss)         (12.9)      17.3         30.3                -
Total assets              281.2      330.8         49.5             17.6
Stockholders' equity      210.6      221.7         11.1              5.3
Net income (loss) per
  share (basic)
  (in yen)              (131.99)    176.37       308.36                -
Net income (loss)
  per share
 (diluted) (in yen)     (131.99)    176.02       308.01                -
Stockholders'
  equity per
  share (in yen)       2,144.23   2,256.59       112.36              5.2
Net interest payment       (0.0)      (0.1)        (0.0)               -
ROE(%)                     (5.8)       8.0         13.8                -


Unconsolidated) (Japanese GAAP)
                          (In billion yen; truncated after the hundred million)

                                                 Increase/      Percentage
                         FY2002     FY2003       Decrease        change (%)

Net sales                  76.6      150.5         73.8             96.3
Operating income (loss)   (18.2)      23.7         41.9                -
Ordinary income (loss)    (19.0)      24.0         43.1                -
Net income (loss)         (11.4)      11.9         23.4                -
Total assets              235.4      277.0         41.5             17.7
Stockholders' equity      178.2      188.8         10.6              6.0
Net income (loss)
  per share (basic)
  (in yen)              (116.49)    119.97       236.46                -
Net income (loss)
  per share (diluted)
  (in yen)                    -     119.73            -                -
Stockholders' equity
  per share (in yen)   1,814.36   1,920.33       105.97              5.8
Dividends per share
  (in yen)                30.00      40.00        10.00             33.3


2. Consolidated Net Sales by Business and Geographic Segment
                           (In billion yen; truncated after the hundred million)

By Business Segment                                   Increase/   Percentage
                                  FY2002     FY2003    Decrease     change (%)

     SoC                           17.8      27.9      10.0          56.1
     Memory                        41.3      89.8      48.5         117.4
     Handlers and
      device interfaces            18.9      34.2      15.2          80.7
     Other                          6.7       8.8       2.0          31.0
Automated test equipment total     84.9     160.8      75.9          89.4
     Wireless communication         4.7       4.3      (0.3)         (8.0)
     Fiber optic communication      1.5       1.0      (0.4)        (30.4)
     Other                          6.5       7.9       1.3          21.2
Measuring instruments total        12.8      13.3       0.5           4.2
Net sales total                    97.7     174.2      76.4          78.2


By Geographic Segment                                 Increase/   Percentage
                                  FY2002     FY2003    Decrease     change (%)

Domestic total                     38.8      57.9      19.1          49.2
     North America                  8.6      16.2       7.5          87.7
     Europe                         8.9      10.4       1.4          16.3
     Asia                          41.2      89.5      48.3         117.1
Overseas total                     58.8     116.2      57.3          97.4

                         Advantest Corporation-Supplemental Information (FY2003)



3. Consolidated Volume of Order and Orders Backlog by Business Segment
                           (In billion yen; truncated after the hundred million)

                                                      Increase/   Percentage
Volume of order                   FY2002     FY2003    Decrease     change (%)

    Automated test equipment       89.3      195.4       106.1       118.9
    Measuring instruments          12.1       13.4         1.3        10.8
Total volume of orders            101.4      208.9       107.4       105.9

                                                      Increase/   Percentage
Orders backlog                    FY2002     FY2003    Decrease     change (%)

    Automated test equipment       15.4       50.0        34.6       224.6
    Measuring instruments           1.3        1.4         0.1         9.5
Total orders backlog               16.7       51.4        34.7       207.4

(Note) The amount of incoming orders for any given year consists of the sum of the revenues for such year and the amount of backlog at the end of such year less the backlog at the end of the previous year. Incoming orders are recorded as such once a written [customer order is received.]

4. Consolidated Volume of Production by Business Segment
                           (In billion yen; truncated after the hundred million)

                                                      Increase/   Percentage
                                  FY2002    FY2003     Decrease     change (%)

    Automated test equipment       71.3      171.4       100.1       140.3
    Measuring instruments          13.1       11.8        (1.2)       (9.4)
Total volume of production         84.4      183.3        98.8       117.1

(Note) Volume of production is calculated based on sales price (net of applicable consumption taxes), using the actual sales price for products sold and expected sales price for any unsold product.

5. Consolidated Cash Flows
                           (In billion yen; truncated after the hundred million)

                                                      Increase/   Percentage
                                  FY2002    FY2003     Decrease     change (%)
    Operating activities            4.9       28.2        23.2       468.0
    Investing activities           (8.4)      (5.0)        3.3           -
    (Free cash flows)              (3.4)      23.1        26.5           -
    Financing activities          (14.4)      (6.3)        8.1           -
Total cash flows                  (17.9)      16.7        34.7           -
Cash and cash equivalents at
    end of year                    87.3      101.1        13.8        15.8


6. Consolidated Outstanding Interest-bearing Liabilities
                           (In billion yen; truncated after the hundred million)

                                                      Increase/   Percentage
                                  FY2002    FY2003     Decrease     change (%)
    Bonds and warrant bonds        26.7       24.5        (2.2)       (8.2)
    Loans and lease obligations     0.3        0.1        (0.1)      (49.2)
Total interest-bearing liabilities 27.0       24.6        (2.3)       (8.7)


7. Consolidated Capital Expenditure, Depreciation and Amortization and Research and Development Expenses
                           (In billion yen; truncated after the hundred million)
                                                      Increase/   Percentage
                                  FY2002    FY2003     Decrease     change (%)
Capital expenditures                7.5        5.6        (1.9)      (25.7)
Depreciation and amortization      10.9        9.3        (1.6)      (14.7)
Research and development
   expenses                        23.6       21.6        (1.9)       (8.4)


8. Number of Employees (Advantest Corporation and Consolidated Subsidiaries)
                                                                       (Persons)

                                                      Increase/   Percentage
                                  FY2002    FY2003     Decrease     change (%)

Unconsolidated                    1,607      1,450        (157)       (9.8)
    Domestic affiliates           1,154      1,370         216        18.7
    Overseas affiliates             758        724         (34)       (4.5)
Affiliates total                  1,912      2,094         182         9.5
Consolidated full-time
   employee total                 3,519      3,544          25         0.7

                                       Advantest Corporation-Consolidated FY2003

9. Supplemental Segment Information

Geographic Segment Information (Based on Location of Advantest and its
Affiliates)
                                                                (In million yen)

                                    FY2002                               FY2003

                            (April 1, 2002                     (April 1, 2003
                              through          Percentage         through         Percentage
                           March 31, 2003)         (%)         March 31, 2004)        (%)

Japan

   Net sales to
     unaffiliated customers     53,622               -              91,860                -
   Intersegment sales           29,373               -              68,143                -
Net Sales                       82,995           100.0             160,003            100.0
Operating income (loss)        (11,404)          (13.7)             31,582             19.7
Total assets                   138,099                             181,987

North America

   Net sales to unaffiliated
     customers                  15,443               -              29,641                -
   Intersegment sales            2,455               -               2,134                -
Net Sales                       17,898           100.0              31,775            100.0
Operating income (loss)           (729)           (4.1)              2,182              6.9
Total assets                    19,309                              26,105

Europe

   Net sales to unaffiliated
     customers                  11,112               -              15,322                -
   Intersegment sales              401               -                 728                -
Net Sales                       11,513           100.0              16,050            100.0
Operating income (loss)          1,228            10.7               2,105             13.1
Total assets                    10,552                              14,240

Asia

   Net sales to unaffiliated
     customers                  17,563               -              37,395                -
   Intersegment sales            2,990               -               4,051                -
Net Sales                       20,553           100.0              41,446            100.0
Operating income (loss)          1,242             6.0               5,003             12.1
Total assets                    31,791                              49,121

Elimination and Corporate

   Net sales to unaffiliated
     customers                       -               -                   -                -
   Intersegment sales          (35,219)              -             (75,056)               -
Net Sales                      (35,219)              -             (75,056)               -
Operating income (loss)         (7,080)              -              (9,912)               -
Total assets                    81,473                              59,355

Consolidated

   Net sales to unaffiliated
     customers                  97,740               -             174,218                -
   Intersegment sales                -               -                   -                -
Net Sales                       97,740           100.0             174,218            100.0
Operating income (loss)        (16,743)          (17.1)             30,960             17.8
Total assets                   281,224                             330,808

(Notes)  1. Adjustments to operating income (loss) in Corporate principally represent corporate general and administrative expenses and research and development expenses related to fundamental research activities that are not allocated to operating segments.

         2. Total assets included in Corporate consist of cash and cash equivalents, assets for general corporate use and assets used for fundamental research activities, which are not allocated to reportable segments.

    (All unconsolidated financial information has been prepared in accordance with accounting principles generally accepted in Japan.)


                                                   (Advantest is a member of the
                                     Financial Accounting Standards Foundation.)

                                               [Logo of the Financial Accounting
                                                    Standards Foundation (FASF),
                                                  indicating that Advantest is a
                                                                member thereof.]


                  FY2003 Selected Unconsolidated Financial Data
                           (Year ended March 31, 2004)



                                                                  April 26, 2004

Company name                                       : Advantest Corporation
                                                     (URL http://www.advantest.co.jp/investors/)
                                                          -------------------------------------
Stock exchanges on which shares are listed         : Tokyo Stock Exchange
Stock code number                                  : 6857
Location of head office                            : Tokyo Prefecture
Company representative                             : Toshio Maruyama,  Representative Board Director, President of Corporate
                                                     Executive Officers and COO
Contact person                                     : Hiroshi Nakamura, Manager, Accounting Department
                                                     (03) 3342-7500

Date of Board meeting to approve the
financial results                                  : April 26, 2004
Payment of interim dividend                        : Yes
Date of general shareholders meeting               : June 25, 2004
Adoption of the unit share                         : Yes (each unit comprises
(tangenkabu) system                                  100 shares)

1. Results of FY2003 (April 1, 2003 through March 31, 2004)
(1) Financial Results
------------------------------------------------------------------------------------------------------------
                                Net sales                Operating income             Ordinary income
------------------------------------------------------------------------------------------------------------
                            Million yen          %       Million yen          %      Million yen          %
FY2003                         150,558       96.3            23,776          -           22,033          -
FY2002                          76,686        5.2           (18,209)         -          (19,084)         -
------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------
                                                                                                          Ratio of
                        Net income       Net income    Fully diluted                     Ratio of         ordinary
                                             per         net income       Return on   ordinary income     income to
                                            share         per share        equity     to total assets     net sales
---------------------------------------------------------------------------------------------------------------------
                   Million yen      %          yen             yen              %                 %              %
FY2003                 11,957        -        119.97        119.73             6.5              9.4            16.0
FY2002                (11,467)       -       (116.49)            -            (6.0)            (7.7)          (24.9)
---------------------------------------------------------------------------------------------------------------------

Note 1: Average number of shares outstanding was 98,250,830 shares during FY2003 and 98,445,111 shares during FY2002.
Note 2: Certain changes in accounting policies have been made during these periods.
Note 3: The percentages shown for net sales, operating income, ordinary income and net income are changes from the previous year.

(2)  Dividends

-----------------------------------------------------------------------------------------------------------------------
                           Annual dividend per share               Total dividend      Payout ratio      Dividend on
                                                                        paid                               equity
-----------------------------------------------------------------------------------------------------------------------
                                    Interim         Year end
-----------------------------------------------------------------------------------------------------------------------
                           Yen               Yen            Yen         Million yen                 %                %
FY2003                   40.00             15.00          25.00               3,930            32.9                2.1
FY2002                   30.00             20.00          10.00               2,947               -                1.7
-----------------------------------------------------------------------------------------------------------------------

Note:  In FY2003 nil was paid as memorial dividend and nil as special dividend.

(3)  Financial Position

-----------------------------------------------------------------------------------------------------------------------
                      Total assets        Stockholders' equity     Equity-to-assets       Stockholders'
                                                                        ratio            equity per share
-----------------------------------------------------------------------------------------------------------------------
                          Million yen             Million yen                     %                  Yen
FY2003                          277,047                 188,891                  68.2              1,920.33
FY2002                          235,456                 178,253                  75.7              1,814.36
-----------------------------------------------------------------------------------------------------------------------

Note 1: Number of shares outstanding at year end was 98,275,640 shares in FY2003 and 98,246,359 shares in FY2002.
Note 2: Number of shares held as treasury stock at year end was 1,507,745 shares in FY2003 and 1,537,026 shares in FY2002.

    (All unconsolidated financial information has been prepared in accordance with accounting principles generally accepted in Japan.)


2. Projected Results for FY2004 (April 1, 2004 through March 31, 2005)

-----------------------------------------------------------------------------------------------------------------------
                         Net sales       Ordinary income       Net income            Annual dividend per share
-----------------------------------------------------------------------------------------------------------------------
                                                                                 Interim      Year end
-----------------------------------------------------------------------------------------------------------------------
                           Million yen         Million yen        Million yen          Yen           Yen          Yen
FY2004 Interim                 110,000              25,000             15,000        25.00             -            -
FY2004                         220,000              50,000             30,000            -         25.00        50.00
-----------------------------------------------------------------------------------------------------------------------

(Reference) Projected net income per share for the fiscal year: (Yen) 303.53

Figures presented in this Earning Digest have been truncated after the million yen.

For a discussion of the assumptions and other factors upon which these projections are based, please refer to "Prospects for the Upcoming Fiscal Year" appearing elsewhere in this document.

   (All unconsolidated financial information has been prepared in accordance with accounting principles generally accepted in Japan.)

                                 Advantest Corporation - Unconsolidated (FY2003)
   (Unconsolidated Financial Statements)

       (Balance Sheets)

--------------------------------------------------------------------------------------------------------------------
                                                               FY2002                          FY2003
                                                       (As of March 31, 2003)          (As of March 31, 2004)
--------------------------------------------------------------------------------------------------------------------
                                                          Amount         Percentage       Amount         Percentage
                                                     (in million yen)       (%)      (in million yen)       (%)
--------------------------------------------------------------------------------------------------------------------
 (Assets)
 I   Current Assets
   1.  Cash and deposits                                        56,949                           64,469
   2.  Trade notes receivables                                     901                            4,978
   3.  Accounts receivable                                      32,838                           67,042
   4.  Finished goods                                            5,741                            8,154
   5.  Raw materials                                             6,350                            6,134
   6.  Work in process                                          15,007                           21,258
   7.  Supplies                                                    118                               42
   8.  Short-term loans receivable                               8,707                            7,061
   9.  Other receivable                                          1,702                            1,744
   10. Deferred tax assets                                      12,278                           21,776
   11. Other                                                        58                              735
   12. Allowance for doubtful accounts                               -                              (10)
                                                              ------------                    ------------
     Total current assets                                      140,656      59.7                203,388      73.4
                                                              ------------                    ------------
 II  Noncurrent assets
   (1) Property, plant and equipment
     1.  Buildings                                   43,091                         43,205
          Accumulated depreciation                   24,310     18,780              27,021       16,183
                                                  -------------                   -------------
     2.  Structures                                   4,079                          4,081
          Accumulated depreciation                    2,794      1,285               3,038        1,043
                                                  -------------                   -------------
     3.  Machinery and equipment                     16,379                         17,074
          Accumulated depreciation                   12,990      3,389              13,821        3,252
                                                  -------------                   -------------
     4.  Vehicles and delivery equipment                  2                              2
          Accumulated depreciation                        1          0                   1            0
                                                  -------------                   -------------
     5.  Tools and furniture                         14,935                         13,904
          Accumulated depreciation                   12,257      2,678              12,565        1,338
                                                  -------------                   -------------
     6.  Land                                                   18,133                           18,141
     7.  Construction in progress                                  131                               94
                                                              ------------                    ------------
       Total property, plant and equipment                      44,399       18.9                40,054      14.5
                                                              ------------                    ------------

    (All unconsolidated financial information has been prepared in accordance with accounting principles generally accepted in Japan.)

                                 Advantest Corporation - Unconsolidated (FY2003)


--------------------------------------------------------------------------------------------------------------------
                                                               FY2002                          FY2003
                                                       (As of March 31, 2003)          (As of March 31, 2004)
--------------------------------------------------------------------------------------------------------------------
                                                          Amount         Percentage       Amount         Percentage
                                                     (in million yen)       (%)      (in million yen)       (%)
--------------------------------------------------------------------------------------------------------------------
   (2) Intangible fixed assets
     1.  Patent rights                                             441                               62
     2.  Leasehold rights                                          173                              173
     3.  Telephone rights                                           39                               39
     4.  Utility rights                                            144                              112
     5.  Software                                                3,191                            1,367
     6.  Other                                                       -                              129
                                                              ------------                    ------------
       Total Intangible fixed assets                             3,990        1.7                 1,884       0.7
                                                              ------------                    ------------
   (3) Investments and other assets
     1.  Investment securities                                   4,105                            6,713
     2.  Investment in associated companies                     15,512                           16,347
     3.  Long-term loans receivable                                 51                               28
     4.  Long-term loans to associated companies                     -                            1,380
     5.  Long-term prepaid expenses                                 25                              196
     6.  Deferred tax assets                                    24,999                            5,707
     7.  Other                                                   1,715                            1,345
                                                              ------------                    ------------
       Total Investment and other assets                        46,410       19.7                31,718      11.4
                                                              ------------                    ------------
     Total noncurrent assets                                    94,799       40.3                73,658      26.6
                                                              ------------                    ------------
     Total assets                                              235,456      100.0               277,047     100.0
                                                              ---------------------           ------------
 (Liabilities)
 I Current liabilities
   1.  Trade accounts payable                                   10,371                          38,444
   2.  Current installments of bonds                             2,200                           4,500
   3.  Other accounts payable                                    1,311                           1,173
   4.  Accrued expenses                                          5,218                           6,647
   5.  Income tax payable                                           28                              32
   6.  Advance received                                            284                             196
   7.  Deposits received                                           131                           3,293
   8.  Allowance for product warranty                            1,658                           1,771
   9.  Other                                                       549                             444
                                                              ------------                    ------------
     Total current liabilities                                  21,754       9.2                56,504      20.4
                                                              ------------                    ------------

    (All unconsolidated financial information has been prepared in accordance with accounting principles generally accepted in Japan.)

                                 Advantest Corporation - Unconsolidated (FY2003)


--------------------------------------------------------------------------------------------------------------------
                                                               FY2002                          FY2003
                                                       (As of March 31, 2003)          (As of March 31, 2004)
--------------------------------------------------------------------------------------------------------------------
                                                          Amount        Percentage        Amount         Percentage
                                                     (in million yen)      (%)       (in million yen)       (%)
--------------------------------------------------------------------------------------------------------------------
 II  Noncurrent liabilities
   1.  Bonds                                                   24,500                           20,000
   2.  Long-term borrowings                                       125                               82
   3.  Allowance for retirement benefits                        8,510                            9,386
   4.  Allowance for officers' retirement                       1,426                            1,261
       benefits
   5.  Other                                                      884                              920
                                                             ------------                     ------------
     Total noncurrent liabilities                              35,447      15.1                 31,651      11.4
                                                             ------------                     ------------
     Total liabilities                                         57,202      24.3                 88,155      31.8
                                                             ------------                     ------------
 (Stockholders' equity)
 I   Common stock                                              32,362      13.7                 32,362      11.7
 II  Capital surplus
   1.  Additional paid-in capital                    32,973    32,973               32,973      32,973
                                                             ------------                     ------------
     Total capital surplus                                     32,973      14.0                 32,973      11.9
 III Retained earnings
   1.  Legal reserve                                            3,083                            3,083
   2.  Voluntary reserve
      (1) Reserve for losses in foreign              27,062                         27,062
          investments
      (2) General reserve                           106,880   133,942               92,880     119,942
                                                  ------------                    -------------
   3. Unappropriated earnings at end of year                        -                           12,647
   4. Undisposed deficit at end of year                        10,837                                -
                                                             ------------                     ------------
     Total retained earnings                                  126,187      53.6                135,672      49.0
 IV  Net unrealized holding gains on other                       (104)     (0.0)                   793       0.3
     securities
 V   Treasury stock                                           (13,165)     (5.6)               (12,910)     (4.7)
                                                             ------------                     ------------
     Total stockholders' equity                               178,253      75.7                188,891      68.2
                                                             ------------                     ------------
     Total liabilities and stockholders' equity               235,456     100.0                277,047     100.0
                                                             ------------                     ------------

    (All unconsolidated financial information has been prepared in accordance with accounting principles generally accepted in Japan.)

                                 Advantest Corporation - Unconsolidated (FY2003)

       (Statements of Income)

--------------------------------------------------------------------------------------------------------------------
                                                                FY2002                          FY2003
                                                        (April 1, 2002 through          (April 1, 2003 through
                                                           March 31, 2003)                  March 31, 2004)
--------------------------------------------------------------------------------------------------------------------
                                                          Amount         Percentage        Amount         Percentage
                                                     (in million yen)       (%)       (in million yen)       (%)
--------------------------------------------------------------------------------------------------------------------
 I   Net sales
   1.  Net product sales                            76,686      76,686     100.0    150,558      150,558     100.0
                                                  -------------                   --------------
 II  Cost of sales
   1.  Inventory of finished goods at beginning      6,510                           5,741
       of year
   2.  Cost of manufactured goods                   49,867                          89,247
                                                  -------------                   --------------
       Total                                        56,378                          94,988
   3.  Transfers to other accounts                   1,473                             825
   4.  Inventory of finished goods at end of year    5,741                           8,154
                                                  -------------                   --------------
       Balance of cost of sales                     49,163      49,163      64.1    86,008       86,008      57.1
                                                  ------------------------        -------------------------
       Gross profit                                             27,523      35.9                 64,549      42.9
 III Selling, general and administrative expenses               45,732      59.6                 40,772      27.1
                                                              ------------                     ------------
       Operating income (loss)                                 (18,209)    (23.7)                23,776      15.8
 IV  Non-operating income
   1.  Interest income                                 190                             128
   2.  Dividends income                              1,712                           1,486
   3.  Lease income                                  2,126                           1,973
   4.  Miscellaneous income                            277       4,307       5.6       479        4,067       2.7
                                                  -------------                   --------------
 V   Non-operating expenses
   1.  Interest expenses                                35                              31
   2.  Bond interests                                  438                             434
   3.  Expenses related to leased equipment          1,898                           1,783
   4.  Miscellaneous expenses                        2,809       5,182       6.8     1,561        3,811       2.5
                                                  ------------------------        -------------------------
       Ordinary income (loss)                                  (19,084)    (24.9)                24,033      16.0
 VI  Extraordinary loss
   1.  Impairment loss on long-lived assets              -           -         -      2,996       2,996       2.0
                                                  ------------------------        -------------------------
       Income (loss) before income taxes                       (19,084)    (24.9)                21,036      14.0
       Income taxes                                     43                              86
       Income taxes - deferred                      (7,659)     (7,616)     (9.9)     8,993       9,079       6.0
                                                  ------------------------        -------------------------
       Net income (loss)                                       (11,467)    (15.0)                11,957       8.0
       Retained earnings brought forward                         2,595                            2,180
       Loss from disposition of treasury stock                       -                               16
       Interim dividend                                          1,965                            1,473
                                                              ------------                     ------------
       Unappropriated earnings at end of year                        -                           12,647
       Undisposed deficit at end of year                        10,837                                -
                                                              ------------                     ------------

    (All unconsolidated financial information has been prepared in accordance with accounting principles generally accepted in Japan.)

                                 Advantest Corporation - Unconsolidated (FY2003)

       (Proposed Appropriation of Retained Earnings)

--------------------------------------------------------------------------------------------------------------------
                                                       FY2002                                FY2003
                                               (April 1, 2002 through                (April 1, 2003 through
                                                  March 31, 2003)                       March 31, 2004)
--------------------------------------------------------------------------------------------------------------------
                                              Amount (in million yen)               Amount (in million yen)
--------------------------------------------------------------------------------------------------------------------
  I   Unappropriated earnings at end                                     -                                12,647
      of year
      Undisposed deficit at end of                                  10,837                                     -
      year
  II  Reversal of voluntary reserve
      Reversal of general reserve                14,000             14,000                  -                  -
                                       -----------------------------------------------------------------------------
     Total                                                          3,162                                12,647
  III  Appropriation of earnings
   1.  Dividends                                   982                                  2,456
                                        ((Yen)10 per share)                    ((Yen)25 per share)
   2.  Director's bonus                              -                                    150
   3.  Corporate auditor's bonus                     -                                     20
   4.  General reserve                               -                982               7,000             9,626
                                       -----------------------------------------------------------------------------
  IV Unappropriated earnings carried                                2,180                                 3,020
     forward
                                                          --------------------                   -------------------

(Note) Interim dividends paid were as follows:
                                       FY2002                     FY2003
                                     ----------                 ----------
  Date of dividend payment        December 10, 2002         December 10, 2003
  Interim dividend amount         (Yen)1,965 million        (Yen)1,473 million
                                  ((Yen)20 per share)       ((Yen)15 per share)

       (Important Accounting Policies)
       Changes in accounting policies:
       -------------------------------
        Accounting Standard for Impairment of Fixed Assets
        From this fiscal year, Advantest has adopted the accounting standard for impairment of fixed assets ("Opinion on Establishing an Accounting Standard for Impairment of Fixed Assets" (BADC, August 9, 2002)) and "Implementation Guidelines for Impairment Accounting of Fixed Assets" (ASB Implementation Guidelines no. 6, October 31, 2003), as these standards and guidelines became applicable to financial statements of fiscal years ending on or after March 31, 2004. The adoption of the above has negatively affected income before income taxes by (Y)299.6 million. Accumulated impairment losses have been included as a component of accumulated depreciation.

        There was no change in accounting policy other than the above.

       (Cautionary Statement Regarding the Presentation of Notes)
        In order to enable timely disclosure of business results, certain notes have been omitted. These notes will be presented as a "Supplement to the Earnings Release" as soon as they become available.